Exhibit 99.1

Amy Rollins Kreisler Appointed to the

Marine Products Corporation Board of Directors

ATLANTA, October 31, 2022 – Marine Products Corporation (NYSE: MPX) announced today the appointment of Amy Rollins Kreisler to the Board of Directors of the Company. Kreisler holds an English Degree from Hollins University and a Law Degree from The College of William and Mary Law School and is a former attorney of the law firm Arnall Golden and Gregory LLP. Mrs. Kreisler is a Trustee on The Lovett School Board of Trustees and also serves on the Executive Committee. She is also a member of the Dean’s Council at the Rollins School of Public Health at Emory University. Additionally, she is Executive Director of the O. Wayne Rollins Foundation and a Trustee of the Ma-Ran Foundation. She has served as a director at RPC, Inc. since 2016.

Richard A. Hubbell, Chairman of the Board of Marine Products Corporation stated, “Amy Kreisler has been beneficial to the boards on which she has served. We look forward to her contributions to our board in the years ahead.”

Marine Products Corporation is a leading manufacturer of fiberglass boats under the brand names Chaparral and Robalo. Chaparral’s sterndrive models include SSi and SSX, along with the Chaparral Surf Series. Chaparral’s outboard offerings include OSX Luxury Sportboats, and SSi and SSX outboard models. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman Bay Boat models. The Company continues to diversify its product lines through product innovation.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

For information contact:

Michael L. Schmit

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

Jim Landers

Vice President Corporate Services

(404) 321-2162

jlanders@marineproductscorp.com